CONTACTS
From: Anthony J. DeFazio	For: Brian S. Block, EVP & CFO
Diccicco Battista Communications	American Realty Capital Properties, Inc.
tdefazio@dbcworks.com	bblock@arlcap.com
Ph: 484-342-3600	Ph: 212-415-6500

FOR IMMEDIATE RELEASE

American Realty Capital Properties Announces Pricing of Upsized Public Offering of Common Stock

New York, New York, January 24, 2013 – American Realty Capital Properties, Inc. (“ARCP” or the “Company”) (NASDAQ: ARCP) announced today that it priced an underwritten public offering of 1,800,000 shares of common stock at a public offering price of $13.47 per share. The Company also granted the underwriters a 30-day option to purchase up to an aggregate of 270,000 additional shares of common stock to cover any over-allotments, if any. Ladenburg Thalmann & Co. Inc., a subsidiary of Ladenburg Thalmann Financial Services Inc. (NYSE MKT: LTS), is serving as sole bookrunning manager for the offering. Aegis Capital Corp., Maxim Group LLC and National Securities Corporation, a wholly owned subsidiary of National Holdings, Inc. (OTCBB: NHLD), are serving as co-managers.

The Company expects to use the net proceeds of this offering to purchase pipeline properties and for other general corporate purposes.

“This offering demonstrates our ability to match fund our acquisition pipeline, thereby facilitating our growth,” noted Nicholas S. Schorsch, Chairman and Chief Executive Officer of the Company. Mr. Schorsch commented further, “We continue to acquire quality properties at favorable cap rates and our recently announced acquisitions exemplify our external growth capabilities.”

A registration statement related to the securities was declared effective by the Securities and Exchange Commission. The offering of ARCP’s common stock will be made only by means of a prospectus supplement and accompanying prospectus, copies of which, when available, may be obtained by contacting Ladenburg Thalmann & Co. Inc. at 520 Madison Avenue, Ninth Floor, New York, New York 10022, or by telephone at (212) 409-2000.

Important Notice

ARCP is a publicly traded Maryland corporation listed on The NASDAQ Capital Market that qualified as a real estate investment trust for U.S. federal income tax purposes for the taxable year ended December 31, 2011, focused on acquiring and owning single tenant freestanding commercial properties subject to net leases with high credit quality tenants. Additional information about the Company can be found on its website at www.americanrealtycapitalproperties.com.

The statements in this press release that are not historical facts may be forward-looking statements. These forward-looking statements involve risks and uncertainties that could cause the outcome to be materially different. In addition, words such as “anticipate,” “believe,” “expect” and “intend” indicate a forward-looking statement, although not all forward-looking statements include these words.

For more information about this announcement, please contact Tony DeFazio at 484-342-3600 or tdefazio@dbcworks.com.